Exhibit 21.1

Subsidiaries

Advanced Neuromodulation Systems Australia Pty Limited
Australian Corporation

ANS Germany GmbH
German Corporation

Hi-tronics Designs, Inc.
New Jersey Corporation

MicroNet Medical, Inc.
Minnesota Corporation

SPAC Acquisition Corp.
Delaware Corporation